September 19, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX +972 2 623 1340

Mr. Jacob Ronnel
Chief Executive Officer
Hotel Outsource Management International, Inc.
80 Wall Street, Suite 815
New York, NY  10005

Re:	Hotel Outsource Management International, Inc.
      Form 10-KSB for the year ended December 31, 2004
      Filed April 15, 2005
      File No. 000-50306

Dear Mr. Ronnel:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief
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